INFANTE & COMPANY
I&C___CERTIFIED PUBLIC ACCOUNTANTS____

Harrison Executive Centre - Suite 308
1930 Harrison Street
Hollywood, Florida 33020
Telephone (954) 922-8866

February 26, 2008

United States Securities and Exchange Commission
Division of Corporate Finance
Office of the Chief Accountant
450 Fifth Street, N.W.
Washington, D.C. 20549

To Whom It May Concern:

We have read Item 4.01 to Form 8-K dated February 20, 2008 of Rockelle Corp. to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our firm and its resignation. We cannot confirm or deny that the appointment of Berman & Company, P.A. was approved by the Board of Directors, or that they were not consulted prior to their appointment as auditors.

Very truly yours,

/s/ Infante & Company

Infante & Company
A. Roger Infante for the Firm
Hollywood, FL